Exhibit 8

[ALSTON & BIRD LLP LETTERHEAD]

September 22, 2003

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway

Suite 250

Norcross, Georgia 30092

Re: Registration Statement on Form S-11 (No. 333-107066)

Ladies and Gentlemen:

We have acted as counsel to Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 600,000,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), for issuance and sale by the Company. Following the effectiveness of the Registration Statement, the Company intends to commence the offering of Shares through Wells Investment Securities, Inc. (“WIS”) pursuant to the Dealer Manager Agreement to be entered into by and between the Company and WIS. We are furnishing this opinion letter pursuant Item 36(b) of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of US federal income tax considerations contained under the heading “Federal Income Tax Considerations” in the Registration Statement.

In the preparation of this opinion, we have relied solely on (i) various facts and factual assumptions as set forth in the Registration Statement; and (ii) certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). For purposes hereof, items (i) and (ii) are referred to collectively herein as the “Opinion Materials”. We have assumed, with your consent, that the representations set forth in the Officer’s Certificate are true, accurate, and complete as of the date hereof. While we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate, we have not

Wells Real Estate Investment Trust II, Inc

Septmeber 22, 2003

made an independent investigation or audit of the facts set forth in any of the Opinion Materials. In addition, we have examined no documents other than the Opinion Materials for purposes of this opinion and, therefore, our opinion is limited to matters determined through such an examination.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based solely on our review of the Opinion Materials, we are of the opinion that:

(i)	Based on the Company’s present and proposed method of operation (as described in the Registration Statement and the Officer’s Certificate), the Company is in a position to qualify for taxation as a REIT under the Code for its taxable year that will end December 31, 2003.

(ii)	The statements in the Registration Statement under the caption “Federal Income Tax Considerations” to the extent that they describe matters of law or legal conclusions, are correct in all material respects.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the heading “Federal Income Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership. Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis. No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of

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Septmeber 22, 2003

the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Pinney L. Allen
Pinney L. Allen, Partner